UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 25, 2013

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

NEWS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-32352	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

NOT APPLICABLE

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 25, 2013, New Newscorp LLC (“new News Corporation”), a subsidiary of News Corporation (the “Company”) which will hold, upon completion of the previously announced separation, the businesses comprising the Company’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia, filed an amendment to its Form 10 registration statement (the “Form 10”). The Form 10 discloses, among other things, that the Compensation Committee of the Board of Directors of the Company (the “Board”) determined that Mr. K. Rupert Murdoch, new News Corporation’s Executive Chairman, will receive compensation commensurate to his strategic role with new News Corporation, with a significant portion of his target total direct compensation at-risk and linked to performance. Accordingly, the Compensation Committee of the Board determined that Mr. Murdoch shall receive for fiscal 2014 a base salary at an annual rate of $1,000,000, a performance-based annual bonus with a target of $2,000,000 and a performance-based long-term equity-based award with a target amount of $2,000,000 for his role as Executive Chairman of new News Corporation.

The Compensation Committee of the Board also evaluated Mr. Murdoch’s target total direct compensation for his continuing role as Chairman and Chief Executive Officer of Twenty-First Century Fox, Inc. (“Fox”), the entity that will hold the Company’s global media and entertainment businesses upon completion of the separation. For fiscal 2014, the Compensation Committee determined to increase the portion of Mr. Murdoch’s target total direct compensation from Fox that is subject to the achievement of long-term financial objectives. As a result, the Compensation Committee of the Board reduced Mr. Murdoch’s base salary from $8.1 million to $7.1 million per year, reduced the target annual bonus opportunity from $12.5 million to $10.5 million and increased the target, performance-based long-term incentive opportunity from $4.0 million to $5.7 million when compared to the target total direct compensation determined by the Compensation Committee for fiscal 2013.

The Compensation Committee of the Board concluded that Mr. Murdoch’s fiscal 2014 target total direct compensation for new News Corporation and for Fox, both individually and in the aggregate, is competitive and appropriate given Mr. Murdoch’s responsibilities associated with two separate public companies. Mr. Murdoch’s fiscal 2014 target total direct compensation for both companies reflects an increase of approximately 15% when compared with his fiscal 2013 target total direct compensation opportunity with the entire amount of the increase allocated to Mr. Murdoch’s performance-based, long-term incentive opportunity, which will further align Mr. Murdoch’s compensation with the interests of stockholders. The following table summarizes the annual compensation to be awarded to Mr. Murdoch by each of new News Corporation and Fox for fiscal 2014 upon completion of the separation.

Elements of Compensation	Fiscal 2013 Target News Corporation Compensation ($ millions)	Fiscal 2014 Target Fox Compensation ($ millions)	Fiscal 2014 Target new News Corporation Compensation ($ millions)	Fiscal 2014 Aggregate Target Total Direct Compensation ($ millions)
Base Salary	$8.1	$7.1	$1.0	$8.1
Target Bonus	$12.5	$10.5	$2.0	$12.5
Target Long-Term Incentive Opportunity	$4.0	$5.7	$2.0	$7.7
Target Total Direct Compensation	$24.6	$23.3	$5.0	$28.3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Janet Nova
Janet Nova
Senior Vice President and Deputy General Counsel

Dated: April 25, 2013